                                                                    EXHIBIT 10.1

                        INDEPENDENT CONTRACTOR AGREEMENT
                                     BETWEEN
                              OXFORD VENTURES, INC.
                                       AND
                             LUGNUTS MARKETING, LLC


                     ARTICLE 1: PARTIES AND TERM OF CONTRACT

1.01. This Agreement is entered into by and between Oxford Ventures, bar., a Corporation (hereinafter "Client") and J.R. Schmitz and Jobn W. Alguire, Principal Employees of Lugnuts Marketing LLC, and Lugnuts Marketing LLC. (hereinafter "Contractor"). This Agreement will become effective on 3/l/04, and will continue in effect until termination by either party.

1.02. This Agreement being effective as of the date hereof and shall remain in full force and effect for 5 years subject to the terms contained herein. In the event Client terminates the Agreement prior to the expiration date without cause, Client shall provide sixty (60) days written notice of intention to terminate and Contractor sbn11 be entitled to 12 months commission pursuant to this agreement for cars placed or contracts signed with approval location but car not delivered yet as of the date of cancellation providing than the location takes delivery of the car. Contractor shall not be entitled to any commission. (or locations that are in default. This Agreement shall, however, terminate automatically in the event of death of both Principal Partners, for cause, bankruptcy, impropriety, fraud, embezzlement or inactivity of the Contractor. All rights and obligations, by either party, under this agreement will cease upon termination of this agreement.

                ARTICLE 2: SERVICES TO BE PERFORMED BY CONTRACTOR

2.01.           The services Contractor agrees to perform are to:

                  a.       Solicit and administer the placement of cars
                  b.       Solicit and promote the Xtreme Games Driving Leagues.
                  c. Secure, when necessary, the cooperation of the coin operator who will be responsible for assisting in the maintenance of the Leagues Minimum requirements for the maintenance of the League we identified herein as EXHIBIT A.
                  d. Contractor agrees to place a minimum of 20 cm per month in Approved Locations on a 3 month rolling average basis. Approval of location to be determined by Client. Placement shall be by Territory and based on the following criteria:

                           (a) Territory is defined as service area as agreed to by Client and Contractor.
                           (b) Placement shall constitute 6 cars per Territory.
                           (c) Executed contract between Approved Location and Client.

     For the purpose of this Agreement, a car is considered placed when it is approved by the Client and a contract is executed between the Location and the Client. Approved Location is defined as set forth in EXHIBIT B.

2.02. Contractor will determine the method, details, and means of performing the above-described services.

2.03. Contractor enters into this Agreement, and will remain throughout the team of this Agreement, as an independent contractor. Contractor agrees that Contractor is not and will not became an employee, partner, agent, or principal of Client while this Agreement is in effect Contractor is not entitled to the tights or benefits afforded to Client's employees, including disability or unemployment insurance, worker's compensation, medical insurance, sick- leave, or any other employment benefit. Contractor is responsible for providing, at Contractor's own expense, disability, unemployment, worker's compensation, and other insurance, training, permits, and licenses for Contractor and for Cofactor's employees and subcontractors, if any.

2.04. Contractor is responsible for paying when due all income taxes, including estimated taxes, incurred as a result of the compensation paid by Client to Contractor for services under this Agreement. Contractor agrees to indemnify Client for any claims, costs, losses, foes, penalties, interest, or damages suffered by Client resulting from Contractor's failure to comply with this provision.

2.05. Contractor may, at Contractor's expense, use any employees or subcontractors as Contractor deems necessary to perform the services required of Contractor by this Agreement Client shall not contra), direct, or supervise Contractor's employees or subcontractors in the performance of those services.

2.06. Except for the obligations of Client to Contractor pursuant to this Agreement, Contractor shall release Client from any and all liability to Contractor and to Contractor's agents and employees, resulting from the acts, conduct or omissions of Contractor or Contractor's agents and employees. Contractor shall furthermore bold Client harmless from all claims, costs and expense, including legal costs and foes incurred in defending same, resulting from the sets, conduct, or omission of Contractor or Contractor's agents and employees.
                             ARTICLE 3: COMPENSATION

3.01. As compensation for the services rendered by Contractor under this agreement, Contractor shall receive $16,666.00 per month beginning 3/1/04 and payable on the first and fifteenth of each month thereafter cr. In addition, Contractor shall receive $100.00 per car, per month that car is placed in Approved Location subject to league performance r manse guarantees as contained herein. League Performance guarantees apply only when Client has a League scheduled and shall constitute:

         a. League participant capacity of 60% for the first 6 week League.

         b. League participant capacity of 70% thereafter.

First month compensation for placement of car shall be determined on a pro-rata basis and payable on the 15th of each month thereafter, Client agrees to Contract directly with Approved Location. Client will provide 35% of League fees to be allocated between the coin operator and the Approved Location at the discretion of the Contractor. Client agrees to charge a minimum of $100-00 per week, per car for free play revenue.

3.02. Contractor shall not be required to devote full time, attention, and energy to the performance of Contractor's duties pursuant to this Agreement. However, Contractor is responsible for maintaining a minimum of 70% participation of each League, per location with the exception of the first 6 week League. Failure to maintain the minimum level of participation for 3 or more consecutive 6 week Leagues, in 70% of active Approved Locations may constitute Default of this Agreement. Client shall give Contractor notice of Default and shall provide sixty (60) days from the date of notice to curt Default Failure of Contractor to cure Default shall constitute grounds for termination by Client

3.03. Contractor shall not, without the prior express authorization front Client, after the fees or structure of the League, solicit any contract of Client or engage in any activity that may be deemed to be in direct competition with Client.

3.04 Sale of Company. In the event ownership of Oxford Ventures, Inc. is sold by Client within the fast six (6) months following the execution of this Agreement, and the Agreement of Contractor is not assumed by the new ownership, Contractor shall be entitled to $16,666 per mouth for one year following the closing date of the sale.

                          ARTICLE 4: BUSINIESS EXPENSES

4.01. It is recognized and agreed that in connection with the services to be performed for Client, Contractor may be obligated to expend money for travel or other business expenses, including telephone expenses. Contractor shall be solely liable and responsible for payment of same, and shall indemnify and bold Client harmless from claims made by any entity for payment for such expenses incurred.

Client will reimburse Contractor for reasonable, approved travel or business expenses incurred as a result of a request from Client.

                    ARTICLE 5: PROPERTY RIGHTS OF THE PARTIES

5.01. (a) All records of the accounts of customers of Client; of any nature, whether existing al the time of this Agreement, procured through the efforts of Contractor, or learned by Contractor from any other source, and whether prepared by Contractor or otherwise, shall be the exclusive property of Client

(b) All books and records utilized by Contractor in performing Contractor's duties under this Afire meat shall be immediately returned to Client by Contractor on any termination of this Agreement, whether or not any dispute exists between Client and Contractor at, regarding, and/or following the termination of this Agreement.

5.02. Contractor agrees that the names and addresses of Client's customers constitute bade secrets of Client and that the sale or unauthorized use or disclosure of any of Client's trade secrets obtained by Contractor during the team of this Agreement constitutes unfair competition. Contractor agrees and promises not to engage in any unfair competition with Client. For a period of twenty four (24) months immediately following the termination of this Agreement, Contractor shall not directly or indirectly make known to any person, firm or corporation the names or addresses of any of the customers of Client or any other information pertaining to them, or call on, solicit, take away, or attempt to call on, solicit or take away any of the customers of Client on whom Contractor called on or with wham Contractor became acquainted with, or the names and addresses of which Contractor learned, saw, or became familiar or acquainted with, during the term of this Agreement; either on behalf of contractor, or for my other parson, firm or corporation.

5.03. During the term of this Agreement, Contractor will have access to and become acquainted with various trade secrets, consisting of formulas, patters, devices, secret inventions, processes, and compilations of information, records, and specifications, all of which ate owned by Client and regularly used is the operation of Client's business.

All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of Client, whether they arc prepared by Contractor or come into Contractor's possession in any other way and whether or not they contain or constitute trade r owned by Client, ate and shall remain the exclusive property of Client and shall not be removed from the premises of Client under any circumstances whatsoever without the prior Written consent of Client.

Contractor shall not misuse, misappropriate, or disclose any of the trade secrets described herein, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter.

                          ARTICLE 6: GENERAL PROVISIONS

6.01. Entire Agreement: This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the hiring of Contractor by Client, and contains all of the covenants and agreements between the parties with respect to that hiring in any manner whatsoever. Each party to this Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained i n this agreement shall be valid or binding on either party, except that any other written agreement dated concurrent with or after this Agreement shall be valid as between the signing parties thereto.

6.02. Modifications: Any modification of this Agreement will be effective only if it is in writing and signed by the parry to be charged.

6.03. Waiver: The failure of either party to insist on strict compliance with any of the teams, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

6.04. Partial Invalidity: If any provision in this Agreement is held by a court of competent jurisdiction of be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

6.05. Governing Law: This Agreement shall be governed by the laws of the State of Arizona.

6.06. Attorney's Fees: If my legal action is commenced or necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.

6.07. This Agreement may not be assigned or otherwise transferred by Contractor without prior written consent of the Client. The Contractor shall not enter into any subcontract or any other arrangement with any other person, partnership, or corporation concerning any of the obligations assumed by the Contractor under the provisions of this Agreement without written permission of Client.

This Agreement is executed in the City of Scottsdale, County of Maricopa, State of Arizona on this 21ST day of JANUARY, 2004.

Oxford Ventures, Inc.                             Lugnuts Marketing, LLC


 /S/ DANIEL K. LEONARD                             /S/ SHARON SCHMITZ
---------------------------                       --------------------------
Daniel K. Leonard, CEO                             Sharon Schmitz, Partner


                                                   /S/ JUDITH ALGUIRE
                                                  --------------------------
                                                  Judith Alguire, Partner

                                    EXHIBIT B
                                APPROVED LOCATION

It is further agreed between the Client and Contractor that the following factors will be assessed when qualifying an Approved Location:

1. Financial solvency of Location

2. Review of Liquor License

3. Location fit to accomandate car

5. Paid Installation Fee

6. Signed Agreement

7. ACH Form submitted to Company

This Exhibit forms a part of the Independent Contractors Agreement entered into by and between Xtreme Games, Inc. and Lugnuts Marketing LLC.

Initials    SS     Lugnuts Marketing LLC.
         ---------
            DL     Xtreme Games, Inc.
         ---------